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                                                                  EXHIBIT 99.1


(BW)(AMERICAN-WAGERING)(BETM) American Wagering, Inc. announces acquisition of Nevada-based Autotote CBS Inc.

      LAS VEGAS--(BUSINESS WIRE)--OCTOBER 30, 1996--

- Strong Compliment To Company's Sports and Race Book Business -
- Significantly Enhances International Expansion Opportunities -

         AMERICAN WAGERING, INC. (Nasdaq NM: BETM) today announced the acquisition of Autotote CBS, Inc. (CBS), a subsidiary of Autotote Corporation (AMEX: TTE). The purchase price was $3 million in addition to assumption of certain liabilities. CBS is the dominant provider of sports and race book equipment and software in the state of Nevada including all the major casinos along the Las Vegas strip. CBS revenues for fiscal 1995 were $5.9 million. The purchase also included Las Vegas real estate valued at $2.6 million and the assumption of the mortgage of approximately $2 million.

         Commenting on the acquisition, Victor Salerno, president and chief executive officer of AMERICAN WAGERING, INC. and original founder of CBS, stated, "CBS sports betting systems and Autotote Corporation's wagering products will enable us to move forward with our strategic plan to enhance and further develop our pari-mutuel and sports betting business with new and innovative products for both. Additionally, the acquisition allows us to offer our existing clients a broader range of products and services. Also, we believe the acquisition considerably strengthens AMERICAN WAGERING's ability to take advantage of international opportunities in the sports and race book industry."

         Mr. Salerno continued, "CBS will continue to market and distribute Autotote Corporation's products in Nevada and is the perfect complement to our domestic business."

         American Wagering, Inc. owns and operates Leroy's Horse and Sports Place, the licensed bookmaker with the largest number of sports book locations in the state of Nevada. American Wagering, Inc. is the leading provider of sports and race book systems in Nevada and also owns and operates a 150-room hotel/casino complex in Las Vegas. The information contained herein was obtained from the management of AMERICAN WAGERING, INC. and other sources deemed to be reliable. This does not constitute the solicitation of the purchase or sale of securities. Lippert/Heilshorn & Associates, Inc. is employed by the Company as its investor relations firm.

           CONTACT: American Wagering, Inc.
                 Robert Ciunci, 702/735-0101
                                   or
                 Lippert/Heilshorn & Associates, Inc.
                 Jeffrey Volk/John Heilshorn, 212/838-3777